                                                                Exhibit 11


                  COMPUTATION OF PRO FORMA PER SHARE EARNINGS


                                                                              Six Months Ended
                                           Year Ended December 31,                June 30,
                                           -----------------------          --------------------
                                             1994           1995            1995            1996
                                             ----           ----            ----            ----
                                                                                (Unaudited)
The computation of per share
  earning is as follows:
Pro forma net income.............         $2,617,000      $2,660,000      $1,653,000      $1,649,000
                                          ==========      ==========      ==========      ==========
Pro forma weighted average number
  of shares outstanding..........          3,838,429       3,838,429       3,838,429       3,838,429

Weighted average number of
  equivalent shares outstanding
  through exerciseable warrants
  and stock options..............            160,102         160,102         160,102         160,102
                                          ----------      ----------      ----------      ----------
Total weighted average number
  of shares and common
  equivalent shares
  outstanding....................          3,998,531       3,998,531       3,998,531       3,998,531
                                          ==========      ==========      ==========      ==========
Net income (loss) per share......               $.65            $.67            $.41            $.41
                                          ==========      ==========      ==========      ==========
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